BEAR STEARNS ASSET BACKED SECURITIES I LLC
Bear Stearns Asset Backed Securities I Trust 2006-IM1
Asset-Backed Certificates, Series 2006-IM1

TERMS AGREEMENT

Dated: as of April 21, 2006

To: BEAR STEARNS ASSET BACKED SECURITIES I LLC

Re: Underwriting Agreement dated April 13, 2006

Underwriter: Bear, Stearns & Co. Inc.

Series Designation: Series 2006-IM1

Class Designation Schedule of the Certificates: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates.

Terms of the Certificates:

Class	Original Certificate Principal Balance	Pass-Through
A-1	$373,977,000	Adjustable
A-2	$266,834,000	Adjustable
A-3	$36,391,000	Adjustable
A-4	$89,647,000	Adjustable
A-5	$81,669,000	Adjustable
A-6	$20,730,000	Adjustable
A-7	$96,583,000	Adjustable
M-1	$18,687,000	Adjustable
M-2	$16,551,000	Adjustable
M-3	$12,280,000	Adjustable
M-4	$9,076,000	Adjustable
M-5	$9,610,000	Adjustable
M-6	$6,941,000	Adjustable
M-7	$8,542,000	Adjustable
M-8	$6,407,000	Adjustable
M-9	$5,873,000	Adjustable

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement, dated as of April 1, 2006, among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as master servicer and securities administrator, EMC Mortgage Corporation, as sponsor, and U.S. Bank National Association, as trustee.

Form of Certificates Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in May 2006.

Certificate Rating for the Certificates Being Purchased by the Underwriter:

Class	Ratings
	Moody’s	S&P
A-1	Aaa	AAA
A-2	Aaa	AAA
A-3	Aaa	AAA
A-4	Aaa	AAA
A-5	Aaa	AAA
A-6	Aaa	AAA
A-7	Aaa	AAA
M-1	Aa1	AA+
M-2	Aa2	AA
M-3	Aa3	AA-
M-4	A1	A+
M-5	A2	A
M-6	A3	A-
M-7	Baa1	BBB+
M-8	Baa2	BBB
M-9	Baa3	BBB-

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $            *              (plus $              *           in accrued interest).

Credit Enhancement: Excess spread, overcollateralization, the interest rate swap agreement, the yield maintenance agreement and subordination of the Class M Certificates as described in the related Prospectus Supplement.

* Contact Bear, Stearns & Co. Inc. for pricing information

Closing Date: April 25, 2006.

[Signature Page Follows]

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By:	/s/ Mary P. Haggerty
Name:	Mary P. Haggerty
Title:	Senior Managing Director

Accepted: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]